Exhibit 99.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of November 22, 2011 by and between Emmis Communications Corporation, an Indiana corporation (“Buyer”), and the selling securityholder listed on the signature page hereto (“Seller”).

WHEREAS, Buyer has currently outstanding certain shares of its 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”);

WHEREAS, Seller owns the number of shares of Preferred Stock indicated on the signature page hereto (the “Sale Shares”); and

WHEREAS, Seller wishes to sell the Sale Shares and enter into the other transactions contemplated by this Agreement (collectively, the “Transactions”), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Purchase and Sale of Sale Shares.

1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing Time (as defined below) at the election of Buyer in accordance with Section 1.3 hereof: each of Seller and Buyer shall enter into the Confirmation, substantially in the form attached hereto as Exhibit A (the “TRS”) and a Voting Agreement (the “Voting Agreement”), substantially in the form attached hereto as Exhibit B, in each case, with respect to the Sale Shares, and Buyer shall pay the amount of cash indicated on the signature page hereto (the “Consideration”) in cash to the Seller as consideration therefor.

1.2 No Encumbrances.  The Sale Shares shall be sold pursuant to this Article 1 free and clear of any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever (collectively, “Encumbrances”), except for the Encumbrances imposed pursuant to the terms of this Agreement, the Voting Agreement, securities laws or laws of the State of Indiana, or the TRS.

1.3 Closing.  The closing of the Transactions (the “Closing”) shall occur on November 28, 2011, at 10:00 a.m., New York city time or on such other date as agreed by the parties (the “Closing Time”).

1.4 Closing Conditions.

(a) Seller’s obligation to complete the Transactions shall be subject to the accuracy of the representations and warranties of Buyer contained herein and the compliance by Buyer in all material respects with its obligations hereunder.

(b) Buyer’s obligation to complete the Transactions shall be subject to the accuracy of the representations and warranties of Seller contained herein and the compliance by Seller in all material respects with its obligations hereunder.

1.5 Transactions to be Effected at Closing.

(a) At the Closing, (i) each of Seller and Buyer shall execute and deliver the TRS and the Voting Agreement, (ii) Seller shall deliver through the DTC system via DWAC the Sale Shares to American Stock Transfer & Trust Company (the “Transfer Agent”) and Buyer shall instruct the Transfer Agent to issue shares in the names and amounts set forth in an annex to an instruction letter to be delivered to the Transfer Agent, substantially in the form attached hereto as Exhibit C, and (iii) Seller shall deliver to Buyer a blank stock power with medallion guarantee.

(b) At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account of Seller designated in writing by Seller to Buyer, the Consideration.

2. Representations. Warranties and Agreements of Seller. Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Time, that the statements contained in this Article 2 are true and correct.

2.1 Authorization. Seller has the full power and authority to enter into the Transactions (including, without limitation, the sale of the Sale Shares and the TRS), to execute and deliver this Agreement, the TRS (and any associated Voting Agreement) and any other documents delivered hereunder (collectively, the “Transaction Documents”) or in connection herewith and to perform its obligations under the Transaction Documents. Seller has duly executed and delivered each Transaction Document to which it is a party. Each Transaction Document constitutes (or will constitute, when duly executed and delivered) a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable laws of the State of Indiana and by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.2 No Conflicts. The Transactions and the execution, delivery and performance of the Transaction Documents by Seller will not contravene or violate (a) any law, rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that is applicable to Seller or (c) the organizational documents of Seller; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of, or require the consent of any other party to, any indenture, agreement, contract, commitment, license, permit, authorization or other binding understanding to which Seller is a party or by which any of the assets or properties of Seller may be bound, in each case above, except such contraventions or violations under applicable laws of the State of Indiana or that individually or in aggregate would not reasonably be expected to materially adversely affect Seller’s ability to perform its obligations under the Transaction Documents. No authorization, approval or consent, and no registration or filing with, any governmental, regulatory or administrative official, body or authority is required in connection with the Transactions or the execution, delivery and performance of the Transaction Documents by Seller, except pursuant to the reporting requirements under Regulation 13D of the Securities Exchange Act of 1934, as amended.

2.3 Brokers or Finders. Seller has not engaged any broker, dealer or agent and is not liable for any finder’s fee or other commission or compensation in respect of the Transactions, other than fees or other commission or compensation that will be paid by the Seller.

2.4 Disclosure.  Seller acknowledges that (i) it has agreed to complete the Transactions notwithstanding that Buyer is the issuer of the Sale Shares and Buyer (or its Assignee) may be in possession of material non-public information about Buyer, including, without limitation, its financial condition, results of operations, business, properties, assets, liabilities, management, projections, appraisals, and plans, proposals and prospects, and (ii) Buyer and its affiliates have considered, and may now or in the future consider, restructuring or modifying its indebtedness or the Preferred Stock, including purchasing additional shares of Preferred Stock through various means (including, without limitation, derivatives transactions) in public, open-market or private transactions or otherwise acquiring Preferred Stock or other indebtedness (and that such transactions may be at various negotiated prices that differ from the price paid hereunder for the Sale Shares).  Seller agrees to enter into a letter agreement relating to the foregoing matters, in the form reasonably agreed between Buyer (or its Assignee, as applicable) and Seller.

2.5 Title to Sale Shares.  Seller has good and valid title to the Sale Shares owned by Seller, free and clear of any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, transfer restriction of any kind or other similar encumbrance (each, a “Lien”).  Upon ultimate delivery of the Sale Shares to Buyer upon settlement of the TRS, good and valid title to such Sale Shares will pass to Buyer, free and clear of any Liens.  Seller has the sole right to transfer the Sale Shares to Buyer.

2.6 Litigation.  Except as disclosed under Part I Item 1 of the Buyer's Form 10-Q for the quarterly period ended August 31, 2011, there is no action, lawsuit, arbitration, claim or proceeding pending, or, to the knowledge of Seller, threatened against Seller that involves any of the Transactions or that could reasonably be expected to impede the consummation of such Transactions.

2.7 Consideration.  Seller acknowledges that (a) assuming Buyer’s performance of its obligations hereunder, Seller’s obligations to Buyer under this Agreement shall remain in full force and effect until fully paid, performed and satisfied, and (b) assuming Buyer’s performance of its obligations hereunder, (i) Seller’s sale of the Sale Shares to Buyer is irrevocable, or (ii) Seller’s execution and delivery of the TRS and the Voting Agreement are irrevocable, as the case may be.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Time, that the statements contained in this Article 3 are true and correct.

3.1 Authorization. Buyer has the full power and authority to execute and deliver the Transaction Documents. Buyer has duly executed and delivered each Transaction Document to which it is a party. Each Transaction Document constitutes (or will constitute, when duly executed and delivered) the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2 No Conflicts. The Transactions and the execution, delivery and performance of the Transaction Documents by Buyer will not contravene or violate (a) any law, rule or regulation to which Buyer is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that is applicable to Buyer or (c) the organizational documents of Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of, or require the consent of any other party to, any indenture, agreement, contract, commitment, license, permit, authorization or other binding understanding to which Buyer is a party or by which any of the assets or properties of Buyer may be bound, in each case above, except such contraventions or violations that individually or in aggregate would not reasonably be expected to materially adversely affect Buyer’s ability to perform its obligations under the Transaction Documents. No authorization, approval or consent, and no registration or filing with, any governmental, regulatory or administrative official, body or authority is required in connection with the Transactions or the execution, delivery and performance of the Transaction Documents by Buyer, except pursuant to the reporting requirements under Regulation 13D of the Securities Exchange Act of 1934, as amended.

3.3 Brokers or Finders.  Buyer has not engaged any broker, dealer or agent and is not liable for any finder’s fee or other commission or compensation in respect of the transactions contemplated hereby, other than fees or other commissions or compensation that will be paid by Buyer.

4. Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions (without incurring any cost or expense (other than de minimis costs or expenses)) as may be necessary or desirable to consummate the transactions contemplated by this Agreement and otherwise effectuate the Transactions; provided, however, that upon the request of the Company, the Shareholder shall incur reasonable costs and expenses with respect to the Subject Shares and to the extent such  cost or expense exceeds a de minimis amount, the Company shall be obligated to reimburse reasonable documented out-of-pocket costs and expenses.

5. Indemnification. Each party hereto acknowledges and understands the meaning of the representations, warranties, covenants and other obligations made by it in this Agreement and the other Transaction Documents and hereby agrees to indemnify and hold harmless the other parties hereto (and all persons deemed to be in control of such party), from and against any and all loss, costs, expenses, damages (other than any special, consequential, indirect or punitive damages or loss of profits, except for any such damages or losses claimed by, or paid to, third parties) and liabilities (excluding, without limitation, court costs, reasonable attorneys’ fees and similar costs and expenses) arising out of or due to a breach by it of any such representations, warranties, covenants or other obligations. All representations and warranties shall survive the delivery of the Agreement and the completion of the Transactions.  Other than as set forth in Section 6,13 hereto, this Section 5 shall constitute the sole and exclusive remedy of the parties under the Transaction Documents.

6. Miscellaneous.

6.1 Expenses. Each party shall bear its own costs and expenses in connection with the Transactions and the Transaction Documents, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

6.2 Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6.3 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Indiana, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

6.4 Consent to Jurisdiction.  The courts of the State of Indiana shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or the Transactions. Any proceedings in connection with such dispute shall be brought in the courts of the State of Indiana sitting in Marion County, Indiana, the court of the United States of America for the Southern District of Indiana, and appellate courts having jurisdiction of appeals from any of the foregoing. Each party hereto waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in such State of Indiana courts. Each party hereto also agrees that a judgment against it in proceedings brought in the State of Indiana shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each party hereto irrevocably submits and agrees to submit to the jurisdiction of the courts of the State of Indiana sitting in Marion County, Indiana, the court of the United States of America for the Southern District of Indiana, and appellate courts having jurisdiction of appeals from any of the foregoing.

6.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

6.6 Counterparts. This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of electronically transferred signatures.

6.7 Notices.  All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Seller, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to the address or facsimile number specified on the signature page hereto; and

(b) if to Buyer, shall be delivered or sent by mail, overnight courier or facsimile transmission to Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 (Facsimile No: 317-684-5583), Attention: J. Scott Enright, Esq., with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attention: James M. Dubin, Esq. (Facsimile No: (212) 492-0026).

6.8 Confidentiality.  Except as may be required by applicable law, rule or regulation or legal process, until Buyer has made public disclosure of this Agreement, Seller shall not disclose the existence of or the terms of this Agreement or any of the other Transaction Documents without the prior written consent of Buyer, provided, however, that Seller may disclose the contents of this Agreement or any Transaction Document without such written consent (i) to any professionals employed or engaged by Seller who have a need to know such information, (ii) to the extent requested by any governmental authority or self-regulatory entity having or asserting jurisdiction over it (after Buyer has had a reasonable opportunity to prevent such disclosure), (iii) in any public filings with the United States Securities and Exchange commission or other regulatory authority, or (iv) to enforce its rights and remedies hereunder.

6.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

6.10 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto with respect to the Transactions. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the other Transaction Documents.

6.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

6.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof; and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.13 Specific Performance. Buyer and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

6.14 Interpretation. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ALDEN GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P.

BY: ALDEN GLOBAL CAPITAL LIMITED, THE INVESTMENT MANAGER

BY: SMITH MANAGEMENT, LLC, AS ITS SERVICE PROVIDER

By:  /s/ David Zales
Name: David Zales
Title:   Vice President

Address of Principal Executive Office:
885 Third Avenue, 34th Floor
New York, NY  10022
Fax:

Number of Sale Shares:  1,035,925

Amount of Consideration:  $16,315,818.75

EMMIS COMMUNICATIONS CORPORATION By: /s/ J. Scott Enright Name: J. Scott Enright Title:

Signature Page to Securities Purchase Agreement

Exhibit C

[EMMIS LETTERHEAD]

November ___, 2011

American Stock Transfer & Trust Company, LLC
10150 Mallard Creek Road
Suite 307
Charlotte, NC 28262

Attention:  Kathy O’Kane

Dear Kathy:

You are hereby instructed to accept shares of 6.25% Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”) of Emmis Communications Corporation (the “Company”) in the names and amounts set forth on Schedule A hereto through the DTC system via DWAC and register them in book entry form.  In registering the Preferred Stock, please include the legend set forth on Schedule B hereto on all shares.

Thank you in advance for your cooperation.

[Signature Page Follows]

                Very truly yours,

                EMMIS COMMUNICATIONS CORPORATION

                By: __________________________________
                Name:
                Title:

Schedule A

Preferred Stock

Name of Parties	Number of Shares

SCHEDULE B
Restrictive Legend

No sale, assignment, transfer, pledge, hypothecation or other disposition of these securities may be made without the express written consent of the general counsel of Emmis Communications Corporation.

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